UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2007

CONIHASSET CAPITAL
PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-52011 (Commission File Number)	20-4414490 (I.R.S. Employer Identification No.)

Two International Place, 16th Floor
Boston, MA 02110
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 235-7215

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Andrew J. Cahill resigned from his positions of Vice President, Secretary and Director of Conihasset Capital Partners. (the “Company”). His resignation was effective at the close of business May 18, 2007 (the “Separation Date”). The primary reason for Mr. Cahill’s resignation was the corporate restructuring of the Company. There have been no disagreements between the Company and Mr. Cahill regarding the Company’s operations, policies or practices.

On May 24, 2007, the Company entered into the separation agreement with Mr. Cahill attached hereto as Exhibit 10.1 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company agreed in consideration for a general release and certain other obligations, to pay all of Mr. Cahill’s accrued and unpaid salary and/or other compensation owed to him, which totals $45,000.00, and all benefits in connection with his employment, will be paid through the Separation Date. In addition, Mr. Cahill will continue to receive his final regular salary from the Company, minus all lawful and customary withholdings, for a period of four (4) months after the Separation Date. Such payments will commence on the first pay period which occurs following the eighth (8th) day after Mr. Cahill’s execution of the Separation Agreement. In the event that Mr. Cahill dies prior to payment in full, the balance shall be remitted to Mr. Cahill’s estate or beneficiaries.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Separation and General Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONIHASSET CAPITAL PARTNERS, INC.

Date: May 24, 2007	By:	/s/ Richard D. Bailey
Richard D. Bailey
President and Chief Executive Officer